Exhibit 99.1


                                                            Contact:
                                                            Investor Inquiries
                                                            Gregory C. Thompson
                                                            440-329-6111

                                                            Media Inquiries
                                                            Lara L. Mahoney
                                                            440-329-6393


NEWS RELEASE


CMS ANNOUNCES FINAL RULE TO IMPLEMENT DEFICIT REDUCTION ACT; ENCOURAGES THE USE OF NEW OXYGEN TECHNOLOGIES

     ELYRIA, Ohio (November 6, 2006) - On November 1, 2006, the Centers for Medicare & Medicaid Services (CMS) posted the final rule to implement oxygen and capped rental provisions of the Deficit Reduction Act of 2005 (DRA). The final rule encourages the use of new oxygen technologies like the Invacare(R) HomeFill(TM) Oxygen System.

     The final rule requires medical equipment providers to transfer title of oxygen equipment to the beneficiary after 36 months for equipment placed in service after January 2, 2006. CMS also established a payment class for new technology such as portable oxygen transfilling equipment and portable oxygen concentrators. This class, which includes the HomeFill Oxygen System, will receive higher payments than traditional portable modalities.

     "The final rule of the DRA is positive for the oxygen patients and the industry that serves them. CMS has confirmed the importance of new technology, and with the affirmation of the 36-month cap, providers have increased incentive to purchase our HomeFill Oxygen System. We're also pleased that CMS has given oxygen patients the freedom to switch to new technology, if they sign a patient consent form. CMS obviously wants to make it easier for patients to have access to the best technology available to them," said A. Malachi Mixon III, chairman and chief executive officer of Invacare.

     After the transfer of title to the patient, CMS will continue its policy of paying for "reasonable and necessary" maintenance and service of beneficiary owned equipment. Specifically, CMS will allow payments for general maintenance and servicing visits every six months beginning six months after ownership transfers to beneficiaries. Also, the provider who issued the equipment to the patient will be responsible for five years from the date of initial service to replace equipment that does not last for the reasonable useful lifetime established for the equipment under the Medicare program.



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     "It is positive  that CMS  clarified  how it will handle  service of oxygen equipment when the title transfers to the patient. This also emphasizes the need for providers to invest in reliable and proven equipment in order to avoid servicing or replacing equipment after 36 months," continued Mixon.

     Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 5,900 associates and markets its products in 80 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

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